Exhibit 10.42

I certify that Knology, Inc., identification number CV08-0020 issued on 1/9/2008, is hereby granted authority to provide cable and/or video service in the following service area(s) as amended on 6/10/2008:

Service areas are described in the attached true and correct copy of the document.

I further certify that authority to construct, maintain, and operate facilities through, upon, over, and under any public right-of-way or waters, subject to the applicable governmental permitting or authorization from the Board of Trustees of the Internal Improvement Trust Fund, is hereby granted.

This grant of authority is subject to lawful operation of the cable or video service by the applicant or its successor in interest.

Given under my hand and the Great Seal of the State of Florida, at Tallahassee, the Capitol, this the Tenth day of June, 2008
/s/ Kurt S. Browning
Kurt S. Browning Secretary of State